Exhibit 10.7

SUPERVALU INC.

2007 STOCK PLAN

RESTRICTED STOCK AWARD TERMS AND CONDITIONS

These Restricted Stock Award Terms and Conditions (“Terms and Conditions”) apply to the Award of Restricted Stock granted under the 2007 Stock Plan (the “Plan”), pursuant to the Restricted Stock Award Agreement to which this document is attached. Capitalized terms that are used in this document, but are not defined, shall have the meanings ascribed to them in the Plan or the accompanying Restricted Stock Award Agreement.

1. Award of Restricted Stock. SUPERVALU INC. (the “Company”) hereby grants to you an Award of Restricted Stock for the number of Shares set forth in the attached Agreement. The Award is effective as of the Grant Date.

2. Rights with Respect to the Shares. With respect to the Shares, you shall be entitled to exercise the rights of a stockholder of the Company’s Common Stock, $1.00 par value (“the Common Stock”), including the right to vote the Shares and the right to receive cash dividends thereon as provided in Section 8 hereof, unless and until the Shares are forfeited pursuant to Section 4 hereof. Your rights with respect to the Shares shall remain forfeitable at all times prior to the date on which such rights vest, and the restrictions with respect to the Shares lapse, in accordance with Section 3 or Section 4 hereof.

3. Vesting; Change of Control.

a)	Subject to the Terms and Conditions, the Shares shall vest in full and the restrictions on the Shares shall lapse on the date and in the amount set forth in the attached Agreement if you remain continuously employed by the Company or any of its Affiliates until the vesting date.

b)	Notwithstanding the provisions of subsection (a) of this Section 3, but subject to the other Terms and Conditions, upon the occurrence of a Change of Control (as defined below), you shall become immediately and unconditionally vested in all the Shares and the restrictions with respect to all the Shares shall lapse if you have been continuously employed by the Company or any of its Affiliates until the date of such Change of Control. For purposes of hereof, the term “Change of Control” means any of the following events:

i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then outstanding shares of Common Stock or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following share acquisitions shall not constitute a Change of Control: (I) any acquisition directly from the Company or (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

ii)

The consummation of any merger or other business combination of the Company, the sale or lease of all or substantially all the Company’s assets or any combination of the foregoing transactions (each a “Transaction”) other than a Transaction immediately following which the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least sixty percent (60%) of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination, (B) the purchaser or lessee of the Company’s assets, or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

iii)	Within any 24-month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Company or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors of the Company by, or on the recommendation of or with the approval of, at least three-fourths of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest); or

iv)	Such other event or transaction as the Board of Directors of the Company shall determine constitutes a Change of Control.

4. Forfeiture; Early Vesting in Event of Death, Disability or Retirement. If you cease to be an employee of the Company or any of its Affiliates prior to the vesting of the Shares pursuant to Section 3 hereof for any reason other than your death, your Disability (as defined below) or your Retirement (as defined below, then your rights to all of the unvested Shares shall be immediately and irrevocably forfeited, including the right to vote such Shares and the right to receive cash dividends on such Shares, unless otherwise determined by the Committee administering the Plan. On the date of your death, the date on which your Disability commences or the date you terminate employment by reason of Retirement, you or your estate shall become immediately and unconditionally vested in all of the Shares for which vesting has not occurred and the restrictions with respect to all such unvested Shares shall lapse; provided, however, that the vesting upon Retirement of all unvested Shares shall require the approval of the Committee administering the Plan. No transfer by will or the applicable laws of descent and distribution of any Shares which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

For purposes of this Section 4, “Disability” is defined as eligibility for long-term disability payments under the applicable Long-Term Disability Plan of the Company and “Retirement” is defined as severance of employment after age 55, with ten (10) or more years of service with the Company or an Affiliate thereof.

5. Restrictions on Transfer. Except as may otherwise be determined by the Committee, until the Shares vest pursuant to Section 3 or Section 4 hereof, none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered by you, and no attempt to transfer the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Shares.

6. Issuance and Custody of Agreement.

a)	The Company shall, at its option, cause the Shares to be issued in book entry registration, in your name, or in the form of a certificate registered in your name, which certificate shall be held by the Company. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order. If any certificate is issued, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares.

b)	If any certificate is issued, you shall be required to execute and deliver to the Company a stock power relating to the Shares as a condition to the receipt of this Award of Restricted Stock.

c)	After Shares vest pursuant to Section 3 or Section 4 hereof, and following payment of the applicable withholding taxes pursuant to Section 7 hereof, the Company shall promptly cause such vested Shares (less any Shares withheld to pay taxes), free of the restrictions and/or legend described in Section 6(a) hereof, to be delivered, either by book-entry registration or in the form of a certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as the case may be.

Only whole Shares shall be issued to you pursuant to a certificate. The value of any fractional Share shall be paid in cash at the time a certificate evidencing such fractional Share would otherwise have been delivered to you hereunder and shall be based on the Fair Market Value of one share of Common Stock.

7. Taxes.

a)	You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the Shares, the receipt of any payment of cash dividends, the vesting of the Shares, and any other matters related to the Terms and Conditions and the attached Agreement. In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Company may take such action, and may require you to take such action, as it deems appropriate to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

b)	In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable federal or state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares by (i) having the Company withhold a portion of the Shares otherwise to be delivered by you upon such vesting having a Fair Market Value equal to the amount of federal and state income taxes required to be withheld on such vesting, or (ii) delivering to the Company shares of Common Stock, other than the Shares issuable upon such vesting, having a Fair Market Value equal to such taxes. You may elect to satisfy any federal and state income tax withholding obligations arising prior to the vesting of any Shares pursuant to Section 3 or Section 4 hereof by delivering to the Company shares of Common Stock other than the Shares issuable upon such vesting having a Fair Market Value equal to such taxes.

8. Distributions and Adjustments.

a)	If any Shares vest subsequent to any change in the number or character of the Common Stock through any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event that affects the Shares covered by this Award of Restricted Stock, you shall then receive upon such vesting the number and type of securities or other consideration which you would have received if such Shares had vested prior to the event changing the number or character of the outstanding Common Stock.

b)	Any additional shares of Common Stock, any other securities of the Company and any other property (except for cash dividends or other cash distributions) distributed with respect to the Shares prior to the date the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares and shall be promptly deposited with the Secretary or the custodian designated by the Secretary to be held in custody in accordance with Section 6(a) hereof. Any cash dividends or other cash distributions payable with respect to the Shares shall be distributed to you at the same time cash dividends or other cash distributions are distributed to stockholders of the Company generally.

9. Covenants. In consideration of benefits described elsewhere in the Terms and Conditions and the attached Agreement, and in recognition of the fact that, as a result of your employment with the Company or any of its Affiliates, you have had or will have access to and gain knowledge of highly confidential or proprietary information or trade secrets pertaining to the Company or its Affiliates, as well as the customers, suppliers, joint ventures, licensors, licensees, distributors, or other persons and entities with whom the Company or any of its Affiliates does business (“Confidential Information”), which the Company or its Affiliates have expended time, resources, and money to obtain or develop and which have significant value to the Company and its Affiliates, you agree for the benefit of the Company and its Affiliates, and as a material condition to your receipt of benefits described elsewhere in the Terms and Conditions and the attached Agreement, as follows:

a)	Non-Disclosure of Confidential Information. You acknowledge that you will receive access or have received access to Confidential Information about the Company or its Affiliates, that this information was obtained or developed by the Company or its Affiliates at great expense and is zealously guarded by the Company and its Affiliates from unauthorized disclosure, and that your possession of this special knowledge is due solely to your employment with the Company or one or more of its Affiliates. In recognition of the foregoing, you will not at any time during employment or following termination of employment for any reason, disclose, use or otherwise make available to any third party, any Confidential Information relating to the Company’s or any Affiliate’s business, products, services, customers, vendors, or suppliers; trade secrets, data, specifications, developments, inventions, and research activity; marketing and sales strategies, information, and techniques; long and short term plans; existing and prospective client, vendor, supplier, and employee lists, contacts, and information; financial, personnel, and information system information and applications; and any other information concerning the business of the Company or its Affiliates which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of your duties or with the express written consent of the Company. All Confidential Information, including all copies, notes regarding, and replications of such Confidential Information will remain the sole property of the Company or its Affiliates, as applicable, and must be returned to the Company or such Affiliates immediately upon termination of your employment.

b)	Return of Property. Upon termination of employment with the Company or any of its Affiliates, or at any other time at the request of the Company, you shall deliver to a designated Company representative all records, documents, hardware, software, and all other property of the Company or its Affiliates and all copies of such property in your possession. You acknowledge and agree that all such materials are the sole property of the Company or its Affiliates and that you will certify in writing to the Company at the time of delivery, whether upon termination or otherwise, that you have complied with this obligation.

c)

Non-Solicitation of Existing or Prospective Customers, Vendors, and Suppliers. You specifically acknowledge that the Confidential Information described in Section 9(a) includes confidential data pertaining to existing and prospective customers, vendors, and suppliers of the Company or its Affiliates; that such data is a valuable and unique asset of the business of the Company or its Affiliates; and that the success or failure of the their businesses depends upon the their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors, and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors, and suppliers. Therefore, during your employment with the Company or any of its Affiliates and for the twelve (12) months following termination of employment for any reason, you agree that you will not, except on behalf of the Company or its Affiliates, or with the Company’s express written consent, solicit, approach, contact or attempt to solicit, approach, or contact, either directly or indirectly, on your own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors, or suppliers of the Company or its Affiliates with whom you had contact or about whom you gained Confidential Information during your employment with the Company or its Affiliates for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the “Business of the Company” (as defined below in Section 9(e)(i)) or cause such customer, supplier, or vendor to materially change or terminate its business or commercial relationship with the Company or its Affiliates.

d)	Non-Solicitation of Employees. You specifically acknowledge that the Confidential Information described in Section 9(a) also includes confidential data pertaining to employees and agents of the Company or its Affiliates, and you further agree that during your employment with the Company or its Affiliates and for the twelve (12) months following termination of employment for any reason, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage, or induce any of the employees or agents of the Company or its Affiliates to terminate their employment or agency with the Company or any of its Affiliates.

e)	Non-Competition. You covenant and agree that during your employment with the Company or any of its Affiliates and for the twelve (12) months following termination of employment for any reason, you will not, in any geographic market in which you worked on behalf of the Company or any of its Affiliates, or for which you had any sales, marketing, operational, logistical, or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner, or in any other capacity, a business competitive with the Business of the Company. This Section 9(e) shall not apply in the event of a Change in Control as described in Section 3 above.

i)	The “Business of the Company” shall mean any business or activity involved in grocery or general merchandise retailing and supply chain logistics, including but not limited to grocery distribution, business-to-business portal, retail support services, and third-party logistics, of the type provided by the Company or its Affiliates, or presented in concept to you by the Company or its Affiliates at any time during your employment with the Company or any of its Affiliates.

ii)	To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to one percent (1%) of the outstanding shares of a publicly-traded company) or to consult, work in, direct, or have responsibility for any area of such business, including but not limited to operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology, or customer service.

f)	No Disparaging Statements. You agree that you will not make any disparaging statements about the Company, its Affiliates, directors, officers, agents, employees, products, pricing policies or services.

g)	Remedies for Breach of These Covenants. Any breach of the covenants in this Section 9 likely will cause irreparable harm to the Company or its Affiliates for which money damages could not reasonably or adequately compensate the Company or its Affiliates. Accordingly, the Company or any of its Affiliates shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective, or permanent) to enforce such covenants, in addition to damages and other available remedies, and you consent to the issuance of such an injunction without the necessity of the Company or any such Affiliate posting a bond or, if a court requires a bond to be posted, with a bond of no greater than $500 in principal amount. In the event that injunctive relief or damages are awarded to Company or any of its Affiliates for any breach by you of this Section 9, you further agree that the Company or such Affiliate shall be entitled to recover its costs and attorneys’ fees necessary to obtain such recovery. In addition, you agree that upon your breach of any covenant in this Section 9, this Award of Restricted Stock shall be immediately and irrevocably forfeited.

h)	Enforceability of These Covenants. It is further agreed and understood by you and the Company that if any part, term, or provision of the Terms and Conditions and the attached Agreement should be held to be unenforceable, invalid, or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid, or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of the Terms and Conditions and the attached Agreement shall not be affected or impaired in any way.

10. Arbitration. You and the Company agree that any controversy, claim, or dispute arising out of or relating to the Terms and Conditions and the attached Agreement, or arising out of or relating to your employment relationship with the Company or any of its Affiliates, or the termination of such relationship, shall be resolved by binding arbitration before a neutral arbitrator under rules set forth in the Federal Arbitration Act, except for claims by the Company relating to your breach of any of the covenants set forth in Section 9 above. By way of example only, claims subject to the agreement to arbitrate include claims litigated under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the Civil Rights Act of 1994, the Americans with Disabilities Act, the law of contract and the law of tort. You and the Company agree that such claims may be brought in an appropriate administrative forum, but at the point at which you or the Company seek a judicial forum to resolve the matter, the agreement for binding arbitration becomes effective, and you and the Company hereby knowingly and voluntarily waive any right to have any such dispute tried and adjudicated by a judge or jury. The foregoing not to the contrary, the Company may seek to enforce the covenants set forth in Section 9 above, in any court of competent jurisdiction. The agreement to arbitrate shall continue in full force and effect despite the forfeiture of this Award of Restricted Stock or the termination of your employment relationship with the Company or any of its Affiliates. You and the Company agree that any award rendered by the arbitrator shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to you, the Company or any of its Affiliates had the matter been heard in court. All expenses of the arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by you and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator’s compensation shall be borne equally by you and the Company unless otherwise mutually agreed or unless the law provides otherwise.

11. Severability. In the event that any portion of the Terms and Conditions and the attached Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity and enforceability of the remainder of the Terms and Conditions and the attached Agreement.

12. Interpretations. The Terms and Conditions and the attached Agreement are subject in all respects to the Plan. A copy of the Plan is available upon your request. In the event that any provision of the Terms and Conditions or the attached Agreement is inconsistent with the terms of the Plan, the terms and provisions of the Plan shall govern. Any question of administration or interpretation arising under the Terms and Conditions or the attached Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

13. No Right to Employment. Nothing in the Terms and Conditions, the attached Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company. In addition, the Company may at any time dismiss you from employment, free from any liability or any claim under the Terms and Conditions and the attached Agreement, unless otherwise expressly provided in the Terms and Conditions and the attached Agreement.

14. No Rights of Stockholders. You shall have none of the rights and privileges of a stockholder of the Company with respect to the Shares until such Shares have vested pursuant to Section 3 or Section 4 hereof, except the right to receive all cash dividends and the right to vote.

15. Compensation. Any compensation realized from the receipt or payment of (or the lapse of restrictions relating to) this Award of Restricted Stock shall constitute a special long-term incentive payment to you and shall not be taken into account as compensation in determining the amount of any benefit under any retirement or other employee benefit plan of the Company or any of its Affiliates.

16. Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

17. Headings. Headings are given to the sections and subsections of the Terms and Conditions and the attached Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Terms and Conditions and the attached Agreement or any provision hereof.

18. Governing Law. The internal law, and not the law of conflicts, of the State of Delaware will govern all questions concerning the validity, construction and effect of the Terms and Conditions and the attached Agreement.

19. Notices. You should send all written notices regarding this Award of Restricted Stock or the Plan to the Company at the following address:

SUPERVALU INC.
P.O. Box 990
Minneapolis, MN 55440
Attn.: Corporate Secretary

Original Approval: May 27, 2008